Exhibit 99.1

FOR IMMEDIATE RELEASE

Hexion Inc. Announces Second Quarter 2016 Results

Second Quarter 2016 Highlights

•	Net income of $150 million compared to a net loss of $2 million in the prior year period primarily due to gains on the sale of businesses

•	Total Segment EBITDA decreased 2% versus prior year to $130 million; on a constant currency basis EBITDA grew 1%

•	Total liquidity as of June 30, 2016 of $501 million
COLUMBUS, Ohio - (August 11, 2016) - Hexion Inc. (“Hexion” or the “Company”) today announced results for the second quarter ended June 30, 2016.

“Our second quarter 2016 results reflected continued volume growth in our specialty epoxy business driven by strong wind energy demand, particularly in Europe and the Asia Pacific region, as well as improved earnings in our Versatic™ Acids and Derivatives and North American forest product businesses,” said Craig O. Morrison, Chairman, President and CEO. “Our diversified portfolio enabled Hexion to largely offset economic volatility in Latin America and softer oilfield proppant results. We continue to aggressively pursue our global cost reduction initiatives including the rationalization of our Norco, Louisiana site in the second quarter as planned, which we anticipate will deliver approximately $20 million in annualized savings. We also successfully took actions in the quarter to strategically streamline our portfolio through the sale of our Performance Adhesives, Powder Coatings, Additives & Acrylic Coatings and Monomers business and our interest in HA-International, LLC, a joint venture serving the North American foundry industry.”

Second Quarter 2016 Results

Net Sales. Net sales for the quarter ended June 30, 2016 were $952 million, a decrease of 12% compared with $1.09 billion in the prior year period. The decline in net sales was primarily driven by the strengthening of the U.S. dollar against most other currencies, slightly lower volumes in both segments and the pass through of savings from lower priced oil-driven feedstocks.

Segment EBITDA. Segment EBITDA for the quarter ended June 30, 2016 was $130 million, a decrease of 2% compared with $133 million in the prior year period. In the second quarter 2016, growth in in our Versatic™ Acids and Derivatives business and higher volumes in specialty epoxy resins was not able to fully offset weaker oilfield proppant results and the impact of a strengthening U.S. dollar against most other currencies. On a constant currency basis, Segment EBITDA would have increased 1% for the quarter.

Global Restructuring Program

The Company remains on track to achieve its previously announced productivity and cost reduction programs. As of June 30, 2016, Hexion had approximately $36 million of in-process cost savings, the majority of which we expect to be achieved over the next 12 to 24 months.

Segment Results

Following are net sales and Segment EBITDA by reportable segment for the second quarter ended June 30, 2016 and 2015. See “Non-U.S. GAAP Measures” for further information regarding Segment EBITDA and a reconciliation of Segment EBITDA to net loss.

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2016	2015	2016	2015
Net Sales (1):
Epoxy, Phenolic and Coating Resins	$613	$683	$1,188	$1,357
Forest Products Resins	339	404	673	809
Total	$952	$1,087	$1,861	$2,166

Segment EBITDA:
Epoxy, Phenolic and Coating Resins	$83	$88	$166	$173
Forest Products Resins	63	62	119	123
Corporate and Other	(16)	(17)	(33)	(36)
Total	$130	$133	$252	$260
(1)Intersegment sales are not significant and, as such, are eliminated within the selling segment.

Liquidity and Capital Resources

At June 30, 2016, Hexion had total debt of approximately $3.6 billion compared to $3.8 billion at December 31, 2015. In addition, at June 30, 2016, the Company had $501 million in liquidity comprised of $172 million of unrestricted cash and cash equivalents, $288 million of borrowings available under the Company’s asset-backed loan facility (the “ABL Facility”) and $41 million of time drafts and availability under credit facilities at certain international subsidiaries.

On May 31, 2016, the Company sold its 50% interest in a joint venture for a purchase price of $136 million. In addition, on June 30, 2016, Hexion completed the sale of its Performance Adhesives, Powder Coatings, Additives & Acrylic Coatings and Monomers businesses. During the second quarter of 2016, the Company received cash proceeds from these transactions of $281 million and a $75 million short term note receivable.

Hexion expects to have adequate liquidity to fund its ongoing operations for the next twelve months from cash on its balance sheet, cash flows provided by operating activities and amounts available for borrowings under its credit facilities.

Earnings Call

Hexion will host a teleconference to discuss second quarter 2016 results on Thursday, August 11, 2016, at 10:00 a.m. Eastern Time. Interested parties are asked to dial-in approximately 10 minutes before the call begins at the following numbers:

U.S. Participants: (877) 681-2070
International Participants: +1 (442) 444-3169
Participant Passcode: 49706997

Live Internet access to the call and presentation materials will be available through the Investor Relations section of the Company's website: www.hexion.com. A replay of the call will be available for one week beginning at 2:00 p.m. Eastern Time on August 11, 2016. The playback can be accessed by dialing (855) 859-2056 (U.S.) and +1 (404) 537-3406 (International). The passcode is 49706997. A replay also will be available through the Investor Relations Section of the Company’s website.

Covenant Compliance

The instruments that govern the Company’s indebtedness contain, among other provisions, restrictive covenants regarding indebtedness (including an Adjusted EBITDA to Fixed Charges ratio incurrence test), dividends and distributions, mergers and acquisitions, asset sales, affiliate transactions and capital expenditures.

The indentures that govern the Company’s 6.625% First-Priority Senior Secured Notes, 10.00% First-Priority Senior Secured Notes, 8.875% Senior Secured Notes and 9.00% Second-Priority Senior Secured Notes (collectively, the “Secured Indentures”) contain an Adjusted EBITDA to Fixed Charges ratio incurrence test which may restrict our ability to take certain actions such as incurring additional debt or making acquisitions if the Company is unable to meet this ratio (measured on a last twelve months, or LTM, basis) of at least 2.0:1. The Adjusted EBITDA to Fixed Charges ratio under the Secured Indentures is generally defined as the ratio of (a) Adjusted EBITDA to (b) net interest expense excluding the amortization or write-off of deferred financing costs, each measured on a LTM basis. See “Non-U.S. GAAP Measures” for further information regarding Adjusted EBITDA and Schedule 5 to the release for a calculation of the Adjusted EBITDA to Fixed Charges ratio.

The Company’s ABL Facility does not have any financial maintenance covenant other than a minimum Fixed Charge Coverage Ratio of 1.0 to 1.0 that would only apply if the Company’s availability under the ABL Facility at any time is less than the greater of (a) $40 million and (b) 12.5% of the lesser of the borrowing base and the total ABL Facility commitments at such time. The Fixed Charge Coverage Ratio under the credit agreement governing the ABL Facility is generally defined as the ratio of (a) Adjusted EBITDA minus non-financed capital expenditures and cash taxes to (b) debt service plus cash interest expense plus certain restricted payments, each measured on an LTM basis. At June 30, 2016, the Company’s availability under the ABL Facility exceeded the minimum requirements so it was not subject to a financial maintenance covenant.

Non-U.S. GAAP Measures

Segment EBITDA is defined as EBITDA adjusted to exclude certain non-cash and non-recurring expenses. Segment EBITDA is an important measure used by the Company's senior management and board of directors to evaluate operating results and allocate capital resources among segments. Corporate and Other primarily represents certain corporate, general and administrative expenses that are not allocated to the segments. Segment EBITDA should not be considered a substitute for net income (loss) or other results reported in accordance with U.S. GAAP. Segment EBITDA may not be comparable to similarly titled measures reported by other companies. See Schedule 4 to this release for reconciliation of Segment EBITDA to net loss.

Adjusted EBITDA is defined as EBITDA adjusted for certain non-cash and certain non-recurring items and other adjustments calculated on a pro forma basis, including the expected future cost savings from business optimization programs or other programs and the expected future impact of acquisitions, in each case as determined under the governing debt instrument. As the Company is highly leveraged, it believes that including the supplemental adjustments that are made to calculate Adjusted EBITDA provides additional information to investors about the Company’s ability to comply with its financial covenants and to obtain additional debt in the future. Adjusted EBITDA and Fixed Charges are not defined terms under U.S. GAAP. Adjusted EBITDA is not a measure of financial condition, liquidity or profitability, and should not be considered as an alternative to net income (loss) determined in accordance with U.S. GAAP or operating cash flows determined in accordance with U.S. GAAP. Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not take into account certain items such as interest and principal payments on our indebtedness, depreciation and amortization expense (because the Company uses capital assets, depreciation and amortization expense is a necessary element of our costs and ability to generate revenue), working capital needs, tax payments (because the payment of taxes is part of our operations, it is a necessary element of our costs and ability to operate), non-recurring expenses and capital expenditures. Fixed Charges under the Secured Indentures should not be considered an alternative to interest expense. See Schedule 5 to this release for reconciliation of net loss to Adjusted EBITDA and the Fixed Charges Ratio.

Forward Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of and made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, our management may from time to time make oral forward-looking statements. All statements, other than statements of historical facts, are forward-looking statements. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “may,” “will,” “could,” “should,” “seek” or “intend” and similar expressions. Forward-looking statements reflect our current expectations and assumptions regarding our business, the economy and other future events and conditions and are based on currently available financial, economic and competitive data and our current business plans. Actual results could vary materially depending on risks and uncertainties that may affect our operations, markets, services, prices and other factors as discussed in the Risk Factors section of our filings with the Securities and Exchange Commission (the “SEC”). While we believe our assumptions are reasonable, we caution you against relying on any forward-looking statements as it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, a weakening of global economic and financial conditions, interruptions in the supply of or increased cost of raw materials, the loss of, or difficulties with the further realization of, cost savings in connection with our strategic initiatives, including transactions with our affiliate, Momentive Performance Materials Inc., the impact of our substantial indebtedness, our failure to comply with financial covenants under our credit facilities or other debt, pricing actions by our competitors that could affect our operating margins, changes in governmental regulations and related compliance and litigation costs and the other factors listed in our SEC filings. For a more detailed discussion of these and other risk factors, see the Risk Factors section in our most recent Annual Report on Form 10-K and our other filings made with the SEC. All forward-looking statements are expressly qualified in their entirety by this cautionary notice. The forward-looking statements made by us speak only as of the date on which they are made. Factors or events that could cause our actual results to differ may emerge from time to time. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

About the Company

Based in Columbus, Ohio, Hexion Inc. (formerly known as Momentive Specialty Chemicals Inc.) is a global leader in thermoset resins. Hexion Inc. serves the global wood and industrial markets through a broad range of thermoset technologies, specialty products and technical support for customers in a diverse range of applications and industries. Hexion Inc. is controlled by investment funds affiliated with Apollo Global Management, LLC. Additional information about Hexion Inc. and its products is available at www.hexion.com.

Contacts

Investors and Media:
John Kompa
614-225-2223
john.kompa@hexion.com

See Attached Financial Statements

HEXION INC.
SCHEDULE 1: CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2016	2015	2016	2015
Net sales	$952	$1,087	$1,861	$2,166
Cost of sales (1)	854	925	1,656	1,848
Gross profit	98	162	205	318
Selling, general and administrative expense	82	76	166	158
Gain on dispositions	(240)	—	(240)	—
Business realignment costs	42	5	45	8
Other operating (income) expense, net	(4)	2	(1)	10
Operating income	218	79	235	142
Interest expense, net	80	84	159	161
Gain on extinguishment of debt	(21)	—	(44)	—
Other non-operating (income) expense, net	(3)	2	(1)	(1)
Income (loss) before income tax and earnings from unconsolidated entities	162	(7)	121	(18)
Income tax expense	17	1	24	27
Income (loss) before earnings from unconsolidated entities	145	(8)	97	(45)
Earnings from unconsolidated entities, net of taxes	5	6	9	9
Net income (loss)	$150	$(2)	$106	$(36)

(1)
Cost of sales for the three and six months ended June 30, 2016 includes accelerated depreciation of $60 and $106, respectively, related to a planned facility rationalization within our Epoxy, Phenolic and Coatings Resins segment.

HEXION INC.
SCHEDULE 2: CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In millions, except share data)	June 30, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents (including restricted cash of $18 and $8, respectively)	$190	$236
Accounts receivable (net of allowance for doubtful accounts of $16 and $15, respectively)	520	450
Inventories:
Finished and in-process goods	209	218
Raw materials and supplies	97	90
Other current assets	125	53
Total current assets	1,141	1,047
Investment in unconsolidated entities	22	36
Deferred income taxes	10	13
Other long-term assets	45	48
Property and equipment:
Land	78	84
Buildings	275	296
Machinery and equipment	2,352	2,406
	2,705	2,786
Less accumulated depreciation	(1,796)	(1,735)
	909	1,051
Goodwill	123	122
Other intangible assets, net	59	65
Total assets	$2,309	$2,382
Liabilities and Deficit
Current liabilities:
Accounts payable	$346	$386
Debt payable within one year	67	80
Interest payable	74	82
Income taxes payable	17	15
Accrued payroll and incentive compensation	54	78
Other current liabilities	158	123
Total current liabilities	716	764
Long-term liabilities:
Long-term debt	3,555	3,698
Long-term pension and post employment benefit obligations	222	224
Deferred income taxes	14	12
Other long-term liabilities	173	161
Total liabilities	4,680	4,859
Deficit
Common stock—$0.01 par value; 300,000,000 shares authorized, 170,605,906 issued and 82,556,847 outstanding at June 30, 2016 and December 31, 2015	1	1
Paid-in capital	526	526
Treasury stock, at cost—88,049,059 shares	(296)	(296)
Accumulated other comprehensive loss	(15)	(15)
Accumulated deficit	(2,586)	(2,692)
Total Hexion Inc. shareholder’s deficit	(2,370)	(2,476)
Noncontrolling interest	(1)	(1)
Total deficit	(2,371)	(2,477)
Total liabilities and deficit	$2,309	$2,382

HEXION INC.
SCHEDULE 3: CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Six Months Ended June 30,
(In millions)	2016	2015
Cash flows (used in) provided by operating activities
Net income (loss)	$106	$(36)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation and amortization	71	68
Accelerated depreciation	106	—
Deferred tax expense	3	3
Gain on dispositions	(240)	—
Gain on extinguishment of debt	(44)	—
Unrealized foreign currency (gains) losses	(45)	1
Other non-cash adjustments	(4)	1
Net change in assets and liabilities:
Accounts receivable	(119)	(56)
Inventories	(21)	8
Accounts payable	2	16
Income taxes payable	8	13
Other assets, current and non-current	(25)	13
Other liabilities, current and long-term	52	(3)
Net cash (used in) provided by operating activities	(150)	28
Cash flows provided by (used in) investing activities
Capital expenditures	(61)	(79)
Capitalized interest	(1)	—
Proceeds from dispositions, net	281	—
Proceeds from sale of assets, net	1	—
Proceeds from sale of investments, net	—	4
Change in restricted cash	(10)	—
Net cash provided by (used in) investing activities	210	(75)
Cash flows (used in) provided by financing activities
Net short-term debt repayments	(12)	(5)
Borrowings of long-term debt	335	490
Repayments of long-term debt	(439)	(274)
Long-term debt and credit facility financing fees	—	(8)
Net cash (used in) provided by financing activities	(116)	203
Effect of exchange rates on cash and cash equivalents	—	(4)
(Decrease) increase in cash and cash equivalents	(56)	152
Cash and cash equivalents (unrestricted) at beginning of period	228	156
Cash and cash equivalents (unrestricted) at end of period	$172	$308
Supplemental disclosures of cash flow information
Cash paid for:
Interest, net	$159	$146
Income taxes, net	16	10
Non-cash investing activity:
Acceptance of buyer's note	$75	$—

HEXION INC.
SCHEDULE 4: RECONCILIATION OF SEGMENT EBITDA TO NET INCOME (LOSS) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2016	2015	2016	2015
Segment EBITDA:
Epoxy, Phenolic and Coating Resins	$83	$88	$166	$173
Forest Products Resins	63	62	119	123
Corporate and Other	(16)	(17)	(33)	(36)
Total	$130	$133	$252	$260

Reconciliation:
Items not included in Segment EBITDA:
Business realignment costs	$(42)	$(5)	$(45)	$(8)
Gain on sale of business	240	—	240	—
Gain on extinguishment of debt	21	—	44	—
Realized and unrealized foreign currency gains (losses)	11	—	9	(3)
Other	(17)	(11)	(34)	(29)
Total adjustments	213	(16)	214	(40)
Interest expense, net	(80)	(84)	(159)	(161)
Income tax expense	(17)	(1)	(24)	(27)
Depreciation and amortization	(36)	(34)	(71)	(68)
Accelerated depreciation	(60)	—	(106)	—
Net income (loss)	$150	$(2)	$106	$(36)

HEXION INC.
SCHEDULE 5: RECONCILIATION OF LAST TWELVE MONTHS NET INCOME TO ADJUSTED EBITDA

June 30, 2016
(In millions)	LTM Period
Net income	$103
Income tax expense	30
Interest expense, net	324
Depreciation and amortization	139
Accelerated depreciation	107
EBITDA	703
Adjustments to EBITDA:
Asset impairments	6
Business realignment costs (1)	53
Realized and unrealized foreign currency gains	(1)
Gain on dispositions	(240)
Gain on extinguishment of debt	(84)
Unrealized gain on pension and postretirement benefits (2)	(13)
Other (3)	40
Cost reduction programs savings (4)	36
Adjustment for PAC and HAI dispositions (5)	(53)
Adjusted EBITDA	$447
Pro forma fixed charges (6)	$288
Ratio of Adjusted EBITDA to Fixed Charges (7)	1.55

(1)
Primarily represents costs related to the planned facility rationalization within the Epoxy, Phenolic and Coating Resins segment, as well as headcount reduction expenses and plant rationalization costs related to cost reduction programs, terminated costs, and other costs associated with business realignments.

(2)	Represents non-cash gains resulting from pension and postretirement benefit plan liability remeasurements.

(3)
Primarily includes retention program costs, business optimization expenses, certain professional fees related to strategic projects and management fees, partially offset by gains on the disposal of assets and a gain on a step acquisition.

(4)
Represents pro forma impact of in-process cost reduction programs savings. Cost reduction program savings represent the unrealized headcount reduction savings and plant rationalization savings related to cost reduction programs and other unrealized savings associated with the Company’s business realignments activities, and represent our estimate of the unrealized savings from such initiatives that would have been realized had the related actions been completed at the beginning of the LTM period. The savings are calculated based on actual costs of exiting headcount and elimination or reduction of site costs.

(5)	Represents pro forma LTM Adjusted EBITDA impact of the PAC and HAI dispositions, which both occurred during the second quarter of 2016.

(6)	Reflects pro forma interest expense based on interest rates at June 30, 2016, as if the 2016 Debt Transactions had taken place at the beginning of the period.

(7)
The Company’s ability to incur additional indebtedness, among other actions, is restricted under the indentures governing certain notes, unless the Company has an Adjusted EBITDA to Fixed Charges ratio of 2.0 to 1.0. As of June 30, 2016, we did not satisfy this test. As a result, we are subject to restrictions on our ability to incur additional indebtedness and to make investments; however, there are exceptions to these restrictions, including exceptions that permit indebtedness under our ABL Facility (available borrowings of which were $288 at June 30, 2016).